EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-67462, 333-93563, 333-49523, 33-63689, 33-55213, 33-64854, 33-23196, 333-88898, 333-97917, 333-106973, and 333-129202) pertaining to the various plans of Wolverine World Wide, Inc. of our reports dated February 8, 2007, with respect to the consolidated financial statements and schedule of Wolverine World Wide, Inc., Wolverine World Wide, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Wolverine World Wide, Inc., included in this Annual Report (Form 10-K) for the year ended December 30, 2006.

/s/ Ernst & Young LLP

Grand Rapids, Michigan
February 26, 2007